Exhibit 99.1

CIPHERGEN COMPLETES SALE OF LIFE SCIENCE RESEARCH BUSINESS TO
BIO-RAD LABORATORIES
FREMONT, Calif., November 13, 2006 — Ciphergen Biosystems, Inc. (Nasdaq: CIPH) today announced that it has completed the sale of its life science research instrument and related products to Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb). Bio-Rad purchased the business for up to $20 million in cash and made a $3 million equity investment in Ciphergen.
“The completion of this transaction marks a significant milestone for Ciphergen. Our full attention is now devoted to developing high value molecular diagnostics, which can improve a physician’s ability to diagnose and treat their patients,” said Gail S. Page, President and Chief Executive Officer of Ciphergen. “Bio-Rad is committed to continuing to develop the SELDI (Surface Enhanced Laser Desorption/Ionization) proteomics platform, which we believe can help in the discovery of novel biomarkers and potential new treatments for disease.”
About Bio-Rad
Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), has remained at the center of scientific discovery for more than 50 years manufacturing and distributing a broad range of products for the life science research and clinical diagnostics markets. The company is renowned worldwide among hospitals, universities, major research institutions as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 85,000 research and industry customers worldwide through its global network of operations. The company employs over 5,000 people globally and had revenues of $1.1 billion in 2005. For more information, visit www.bio-rad.com.
About Ciphergen
Ciphergen Biosystems, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Ciphergen, along with its prestigious scientific collaborators, has ongoing diagnostic programs in oncology/hematology, cardiology and women’s health with an initial focus in ovarian cancer. Based in Fremont, California, more information about Ciphergen can be found on the Web at http://www.ciphergen.com.

Safe Harbor Statement
Note Regarding Forward-Looking Statements: This press release contains forward looking statements. For purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”), Ciphergen disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such forward-looking statements include statements regarding Ciphergen’s plans and ability to accelerate transition into a specialized diagnostics company, the availability of the financial resources necessary to build the diagnostics business, and Bio-Rad’s expected development of the SELDI proteomics platform. Actual results may differ materially from those projected in such forward-looking statements due to various factors, including the risk that Ciphergen is unable to successfully utilize resources and manage the transition to a new business focus. Investors should consult Ciphergen’s filings with the Securities and Exchange Commission, including its Form 10-Q filed August 16, 2006, for further information regarding these and other risks related to the Company’s business.
Ciphergen, is a registered trademark of Ciphergen Biosystems, Inc.
Ciphergen Biosystems, Inc.
Sue Carruthers
Investor Relations
510 505 2233
WeissComm Partners
Daryl Messinger
Media
415 946 1062